Exhibit 99.1

Immune Pharmaceuticals and Vector Therapeutics Sign Option Agreement for
Worldwide Ceplene® Rights

Immune Receives $500,000 for Option; If Exercised, Total Deal Value Could Exceed $17.5 Million

FORT LEE, NJ and NEW YORK, NY (November 27, 2018) – Immune Pharmaceuticals, Inc. (OTCQB: IMNP) (“Immune”), a biopharmaceutical company developing novel therapeutic agents for the treatment of immunologic and inflammatory diseases, and Vector Therapeutics, Inc. (“Vector”), a biopharmaceutical company acquiring, developing and commercializing oncology therapeutics, today announced the execution of an agreement that gives Vector an option to acquire worldwide rights to Ceplene.

Under the option agreement, Vector has paid Immune $500,000 and has gained an exclusive option to acquire worldwide Ceplene rights for total additional fixed consideration of $14.5 million, including $2.5 million at closing, $4.5 million in 2019, and $2.5 million in each of 2020, 2021 and 2022. At closing, Vector will also assume certain Ceplene-related liabilities from Immune, expected to total approximately $3.5 million. Under the option agreement, Immune and Vector will coordinate various activities critical for the maintenance of Ceplene’s Market Authorization in Europe until closing of the transaction, which is anticipated in the first quarter of 2019. Vector is able to exercise the option any time until January 31, 2019, which can be extended until March 1, 2019, provided it has capital adequate to close the transaction and other closing conditions are satisfied.

Tony Fiorino, MD, PhD, Immune’s interim Chief Executive Officer, stated “We are so pleased to have signed this option agreement with Vector Therapeutics. Given Vector’s knowledge of Ceplene, we believe they are the right party to capitalize on this asset. We look forward to working with them to close this transaction and complete the transfer of Ceplene into their capable hands.”

Daniel Teper, PharmD, MBA, Vector’s Chairman and Chief Executive Officer, commented “We are passionate about defeating Acute Myeloid Leukemia (AML). Preventing AML relapse – which currently affects up 80% of patients in first complete remission – is a significant medical need. We are planning to launch Ceplene, the first therapy approved for AML remission maintenance, in Europe in the first quarter 2019 and to accelerate its development toward approval in the United States, China and Japan.” Dr. Teper added “We believe that recent preclinical and clinical data for Ceplene strengthen the rationale for Ceplene in select AML patients and also form the basis for clinical development beyond the AML indication.”

Ceplene (histamine dihydrochloride) is NOX2 inhibitor that enables low dose aldesleukin (IL-2) to activate NK cells and T cells in order to prevent relapse in AML patients who have achieved first complete remission. The European Medicine Agency (EMA) confirmed the approval of Ceplene on July 27, 2018 for the maintenance of first complete remission in patients with AML following the review of additional clinical studies. In a previous international phase 3 clinical study in 320 AML patients, the combination of Ceplene and low-dose IL-2 was shown to prevent relapse of leukemia while maintaining good quality of life during treatment.

About Immune Pharmaceuticals, Inc.

Immune Pharmaceuticals Inc. is a biopharmaceutical company developing novel therapeutic agents for the treatment of immunologic and inflammatory diseases. Immune's lead program, bertilimumab, is a first-in-class, human monoclonal antibody that targets eotaxin-1, a chemokine that plays a role in immune responses and attracts eosinophils to the site of inflammation. By blocking eotaxin-1, bertilimumab may prevent the migration and activation of eosinophils and other cells, thus blocking an important inflammatory pathway active in a variety of allergic and immune diseases. Bertilimumab has shown promising clinical activity in bullous pemphigoid and has been studied in other conditions including allergic rhinitis and ulcerative colitis, and may have application in other diseases, including atopic dermatitis, asthma, and other diseases. Immune is also developing NanoCyclo, a nano-encapsulated formulation of cyclosporin, which is in late stage preclinical development for atopic dermatitis and psoriasis. For more information, please visit www.immunepharma.com and connect with the Company on Twitter, LinkedIn, and Facebook.

About Vector Therapeutics, Inc.

Vector Therapeutics is a biopharmaceutical company acquiring, developing and commercializing oncology therapeutics with a primary focus on leukemia. The product portfolio consists initially of drugs targeting Acute Myeloid Leukemia (AML). We aim to provide precision medicine to improve treatment outcomes by selecting patients based on the genetic features of cancer cells and by immune bio-markers. We are committed to partnering with physicians, pharmacists, caregivers and payors to ensure that every patient has access to the optimal treatment to help them defeat AML. For more information, please visit vectortherapeutics.com and connect with the company on Twitter, LinkedIn, and Facebook.

Safe Harbor Statements Regarding Forward Looking Statements

The statements in this news release made by representatives of Immune relating to matters that are not historical facts, including without limitation, those regarding the timing of any potential sale of Ceplene, the fact that Vector’s obligation to complete the purchase of Ceplene is subject to a number of conditions, including Vector’s ability to have sufficient capital to complete the transaction, the negotiation of ancillary documentation for the sale and various other conditions. There can be no assurance that the sale of Ceplene will occur or as to the timing of any sale that does take place. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Immune's filings with the Securities and Exchange Commission, including those discussed in Immune's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and periodic reports filed on Form 8-K.

Investor Contacts

Immune Pharmaceuticals Inc.: Investors@immunepharma.com

Vector Therapeutics Inc.: anna.baran-djokovic@vectortherapeutics.com

SOURCE: Immune Pharmaceuticals Inc. and Vector Therapeutics Inc.

Source: Immune Pharmaceuticals, Inc.

Released November 27, 2018